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                     August 8, 2023

       Brian Markison
       Chief Executive and Director and Principal Financial Officer RVL Pharmaceuticals plc
       400 Crossing Boulevard
       Bridgewater, NJ 08807

                                                        Re: RVL Pharmaceuticals
plc
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 20,
2023
                                                            File No. 001-38709

       Dear Brian Markison:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences